EXHIBIT 5

                       [Letterhead of The Otto Law Group]

                                December 16, 2004

Reality Wireless Networks, Inc.
4906 Point Fosdick Dr., Suite 102
Gig Harbor, WA 98335

      Re: Registration of Common Stock of Reality Wireless Networks, Inc., a Nevada corporation ("Reality").

Ladies and Gentlemen:

      For purposes of the registration on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), of 37,500,000 shares of common stock of Reality in connection with the Consulting Services Agreement, as amended, between Reality and Terrence Byrne of Bartholomew International Investments Limited, Inc., that Consulting Services Agreement, as Amended, between Reality and Kevin Evans, that Consulting Services Agreement, as Amended between Reality and Bradford Van Siclen, and the Engagement Agreement between Reality and David
M. Otto of The Otto Law Group, PLLC (collectively, the "Agreements"), we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold in accordance with the registration statement referenced herein, such shares will be validly issued, fully paid and nonassessable shares of Reality's common stock.

      As the shares under the Agreements which are subject to this opinion are issued under a registration statement pursuant to the Securities Act, they may be issued free and clear of all restrictions.

      We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

                                        Very truly yours,

                                        THE OTTO LAW GROUP, PLLC

                                        /s/ The Otto Law Group, PLLC
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